Exhibit 99.1


                                                           FOR IMMEDIATE RELEASE
                                                        Thursday, March 10, 2005
For Further Information:

Howard N. Feist
Chief Financial Officer
(781) 237-6655

                     AMERICAN BILTRITE REPORTS 2004 RESULTS

WELLESLEY HILLS, MA, MARCH 10, 2005 - American Biltrite Inc. (AMEX:ABL) reported today its results for 2004. Net sales for the year ended December 31, 2004 were $433.9 million, up 4.2% from $416.6 million in 2003. Net income from continuing operations for 2004 was $2.4 million, compared to a net loss from continuing operations in 2003 of $6.8 million. Net income in 2004 was $2.0 million or $.57 per share ($.54 per share, diluted) compared with a loss of $14.2 million or $4.11 per share in 2003.

Roger S. Marcus, Chairman of the Board, commented "Overall operating results improved from 2003 to 2004 in spite of raw material cost pressures at our manufacturing operations. The biggest improvement came at Congoleum, thanks to a combination of new products, sales increases, and manufacturing efficiencies. Congoleum continues to make progress with its modified plan of reorganization, and a hearing to consider confirmation of the plan is scheduled to begin April 12, 2005."

Mr. Marcus continued "K&M Associates, our jewelry business, further expanded its business with department stores, mid-tier and specialty retailers, which helped offset lower sales to mass merchandisers. Profits increased despite the slight decrease in overall revenue. The Tape division lost money on a modest sales increase as raw material and other cost increases outpaced price increases. The Canadian division reported higher sales but lost money as improved operating results were offset by higher interest expense and unfavorable foreign exchange."

American Biltrite owns 55% of the outstanding common stock of Congoleum (AMEX:CGM), which filed a voluntary petition with the United States Bankruptcy Court for the District of New Jersey (Case No. 03-51524) seeking relief under Chapter 11 of the United States Bankruptcy Code, as a means to resolve claims asserted against it related to the use of asbestos in its products decades ago. Congoleum's proposed reorganization plan, which remains subject to Bankruptcy Court approval, anticipates no changes in the equity ownership upon emergence from bankruptcy. As a result, American Biltrite continues to include the results of Congoleum in its consolidated financial statements. However, Congoleum is separately financed and American Biltrite neither guarantees nor is otherwise obligated for any of Congoleum's debts.

                             AMERICAN BILTRITE INC.

             RESULTS FOR THE THREE MONTHS (UNAUDITED) AND YEAR ENDED
                           DECEMBER 31, 2004 AND 2003
                        ($000, except per share amounts)

                                                Three Months Ended                      Year Ended
                                                   December 31,                        December 31,
                                               2004              2003              2004              2003
                                          --------------    --------------    --------------    -------------
Net sales                                  $   108,764       $  103,356        $   433,869       $   416,569
                                          ==============    ==============    ==============    =============

Income (loss) before other items           $       870       $   (3,719)       $     2,489       $    (6,623)
Noncontrolling interests                            34              (31)              (107)             (174)
                                          --------------    --------------    --------------    -------------
Income (loss) from continuing operations           904           (3,750)             2,382            (6,797)
Discontinued operation                             (87)           4,177               (429)           (7,361)
                                          --------------    --------------    --------------    -------------

   Net income (loss)                       $       817      $       427        $     1,953       $   (14,158)
                                          ==============    ==============    ==============    =============

Basic earnings per share:
   Income (loss) per common share from
     continuing operations                 $      0.26       $    (1.09)       $      0.69       $     (1.97)
   Discontinued operation                        (0.02)            1.21              (0.12)            (2.14)
                                          --------------    --------------    --------------    -------------

   Net income (loss) per share             $      0.24       $     0.12        $      0.57       $     (4.11)
                                          ==============    ==============    ==============    =============

Diluted earnings per share(1):
   Income (loss) per common share from
     continuing operations                 $      0.24       $    (1.09)       $      0.66       $     (1.97)
   Discontinued operation                        (0.02)            1.21              (0.12)            (2.14)
                                          --------------    --------------    --------------    -------------

   Net income (loss) per share             $      0.22       $     0.12        $      0.54       $     (4.11)
                                          ==============    ==============    ==============    =============

Weighted average number of common and
   equivalent shares outstanding
     Basic                                   3,441,551        3,441,551          3,441,551         3,441,551
     Diluted                                 3,445,403        3,441,551          3,458,171         3,441,551

(1) Diluted earnings per share for the quarter and year ended December 31, 2004 include the dilutive effect of Congoleum's stock options during those periods. During the quarter and year ended December 31, 2003, Congoleum's stock options had no effect on American Biltrite Inc.'s diluted earnings per share.

                             AMERICAN BILTRITE INC.

              RESULTS FOR THE YEAR ENDED DECEMBER 31, 2004 AND 2003
                                   BY SEGMENT
                                     ($000)

                                               Year ended December 31
                                               2004              2003
                                          --------------    --------------

Revenues from external customers

   Flooring products                       $   229,650        $  220,650
   Tape products                                85,560            81,141
   Jewelry                                      75,757            76,157
   Canadian division                            42,902            38,621
                                          --------------    --------------

Total revenues from external customers     $   433,869        $  416,569
                                          ==============    ==============

Segment profit (loss) before taxes

   Flooring products                       $       403        $  (10,636)
   Tape products                                  (630)              300
   Jewelry                                       5,400             4,782
   Canadian division                            (2,276)           (2,178)
   Corporate                                    (2,089)           (2,214)
                                          --------------    --------------

Total profit (loss)                        $       808        $   (9,946)
                                          ==============    ==============